Exhibit 10.28

SunCoke Energy, Inc. Annual Incentive Plan

This SunCoke Energy, Inc. Annual Incentive Plan (the “AIP”) is hereby established by SunCoke Energy, Inc. (“SunCoke”) and, together with the SunCoke Energy, Inc. Senior Executive Incentive Plan (the “SEIP”), governs the annual incentive bonuses paid to Eligible Employees for services on and after January 1, 2013.

Eligibility

The AIP applies to “Eligible Employees” of SunCoke Technology and Development LLC, SunCoke Energy Jewell Coal & Coke Company, Jewell Smokeless Coal Corporation, Dominion Coal Corporation, Indiana Harbor Coke Company, Haverhill North Coke Company, Gateway Energy & Coke Company, Middletown Coke Company and any other affiliates approved by the Compensation Committee of the SunCoke Board of Directors (the “Compensation Committee”). “Eligible Employees” means non-union, active employees of SunCoke or its participating affiliates who are engaged in permanent, full-time salaried or hourly employment and who are either (i) at a director/general manager level or above or (ii) below the level of director/general manager and whose annual participation in the AIP is approved by the Chief Executive Officer of SunCoke (the “CEO”) in his sole discretion. A full-time employee is an employee who is regularly scheduled to work thirty or more hours per week.

Administration of the AIP

The AIP shall be administered by (i) the Compensation Committee in the case of the Eligible Employees who are at a director/general manager level or above, and (ii) the CEO in the case of all other Eligible Employees (in each case, the “Administrator”). Each Administrator shall have such duties and powers as may be necessary to discharge its duties under the AIP with respect to the applicable Eligible Employees, including, but not by way of limitation, the following:

(a) To construe and interpret the AIP in its absolute discretion and to determine all questions arising in the administration, interpretation and application of the AIP (including, without limitation, the discretionary authority set forth herein). Any such actions, determinations or decisions of the Administrator shall be conclusive and binding on applicable Eligible Employees and SunCoke.

(b) To prepare and distribute, in such manner as the Administrator determines to be appropriate and in accordance with applicable laws, information explaining the AIP.

(c) To receive from SunCoke, participating affiliates and Eligible Employees such information as may be necessary for the proper administration of the AIP.

(d) To appoint or employ individuals to assist in the administration of the AIP and any other agents it deems advisable, including legal counsel.

None of SunCoke, the members of the Compensation Committee, nor the CEO shall be liable for any action taken or not taken or decision made or not made in good faith relating to the AIP or any award thereunder.

Base Amount

A base amount (“Base Amount”) shall be established for each Eligible Employee with respect to the fiscal year of SunCoke for which the applicable Annual Bonus is paid (the “Applicable Year”). The Base Amount shall be the product of the Eligible Employee’s (i) annual base salary as of December 31 of the Applicable Year, exclusive of benefits, bonuses, equity grants and premium pay, multiplied by (ii) his or her applicable annual guideline percentage as determined by the Administrator for such Applicable Year, taking into account any change in annual guideline percentage that occurs during the Applicable Year, in which case the guideline percentage will be prorated based on the portion of the year that each guideline percentage applied.

Calculation of Annual Bonus

For each Applicable Year, the Administrator shall designate in writing (i) other participating affiliates, if any, (ii) the performance goal(s) to be attained for such Applicable Year, (iii) the weighting of each performance goal as a percentage of the Base Amount, (iv) the payout factors for each performance goal, (v) the maximum payout factor for the Individual Performance Factor, and (vi) the maximum Annual Bonus (as a percentage of the Base Amount) that can be paid to an Eligible Employee for the Applicable Year.

At the end of each Applicable Year, each Eligible Employee’s Base Amount will be increased or decreased depending upon the Company Performance Factor and the Individual Performance Factor for the Eligible Employee. Subject to the discretion of the Administrator, set forth under the heading “Administrator Discretion” below, the Annual Bonus is to be determined as follows:

Company Performance Factor. The “Company Performance Factor” is a weighted average percentage between 0% and a maximum percentage, determined by the Administrator after the end of each Applicable Year based on the level of attainment of each performance goal, the weighting of each such goal and the payout factor for each such goal.

Individual Performance Factor. The “Individual Performance Factor” is a percentage between 0% and a maximum percentage established by the Administrator that is based on the performance of each Eligible Employee during the Applicable Year. The Individual Performance Factor shall be determined by the Administrator after the end of each Applicable Year, and shall take into consideration the overall performance of the Eligible Employee and his or her contribution to the organization during the Applicable Year.

The Individual Performance Factor is subject to further limitation by the aggregate pool of funds available for distribution to all Eligible Employees under the AIP (the “Pool”). The Pool is equal to the product of (i) the sum of the Base Amount of all Eligible Employees multiplied (ii) by the Company Performance Factor.

Total Annual Bonus. The Annual Bonus for each Eligible Employee under the AIP for the Applicable Year is determined by multiplying (i) the product of the Company Performance Factor and the Individual Performance Factor by (ii) the Eligible Employee’s Base Amount. In no event shall the total Annual Bonus paid to any Eligible Employee exceed the maximum amount set by the Administrator for each Applicable Year.

Except as set forth below under the heading “Proration,” or as otherwise determined by the Administrator, no Annual Bonus shall be paid to any Eligible Employee whose employment with the Company or an affiliate terminates for any reason prior to December 31 of the Applicable Year.

Administrator Discretion

Notwithstanding anything in the AIP to the contrary, the applicable Administrator may withhold payment of the Annual Bonus or, alternatively, reduce the amount of the Annual Bonus otherwise payable to any Eligible Employee or any group of Eligible Employees who work for business or operating units of SunCoke or any of its affiliates (collectively, an “Eligible Employee Group”) if the Administrator in its reasonable discretion determines that such Eligible Employee or Eligible Employee Group has either (i) failed to act in accordance with acceptable performance standards during such Applicable Year, or (ii) acted in a manner detrimental to the interests or reputation of SunCoke or any of its affiliates. Furthermore, the Administrator may, in its reasonable discretion, redistribute the amount of any such withholding or reduction in whole or in part to an Eligible Employee or Eligible Employee Group whom the Administrator reasonably determines has performed in a manner that exceeds expectations during such Applicable Year, subject to the maximum Annual Bonus limitation set by the Administrator.

The Administrator may also increase the Amount of the Annual Bonus otherwise payable to any Eligible Employee or Eligible Employee Group, subject to the maximum Annual Bonus limitation set by the Administrator; provided, however, that the Administrator cannot increase the Pool as determined in accordance with “Calculation of Annual Bonus.”

Proration

Any Eligible Employee hired as of January 1st through March 31st shall receive his or her Annual Bonus, without proration, for the Applicable Year in which the date of hire occurs. Any Eligible Employee hired as of April 1st through September 30th shall be eligible for a prorated portion of his or her Annual Bonus for the Applicable Year in which the date of hire occurs. Eligible Employees hired as of October 1st through December 31st shall not be eligible to receive an Annual Bonus for the Applicable Year in which the date of hire occurs.

The Annual Bonus will be prorated, as applicable, in the event of an Eligible Employee’s termination of employment prior to December 31 of an Applicable Year due to death, permanent disability (as determined under the Company’s long term disability program) or Retirement. For the purposes of the AIP:

(i) “Retirement” shall mean an Eligible Employee’s termination of employment, other than for Just Cause, where the Eligible Employee has either (a) attained age 55 and has provided services to SunCoke or an affiliate for ten years or more or (b) attained age 60 and has provided services to SunCoke or an affiliate for five years or more.

(ii) “Just Cause” shall mean 2(a) the willful and continued failure of the Eligible Employee to substantially perform the Eligible Employee’s duties with the Company or an affiliate (other than any such failure resulting from incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Eligible Employee by the applicable Administrator (or the Board of Directors in the case of an Eligible Employee covered by the SEIP) that specifically identifies the manner in which it is believed that the Eligible Employee has not substantially performed his or her duties; (b) the Eligible Employee’s conviction of a felony; (c) willful misconduct by the Eligible Employee in connection with his or her employment duties or responsibilities to the Company or any affiliate (including, but not limited to, dishonest or fraudulent acts) that places the Company or any affiliate at risk of material injury; or (d) the Eligible Employee’s failure to comply with a policy of the Company or any affiliate that places the Company or any affiliate at risk of material injury.

Payment of Annual Bonus

The Annual Bonus will be paid on or before March 15th following the end of each Applicable Year.

AIP Termination and Modification

The AIP may be terminated, amended or modified in any respect at any time, and from time to time, with respect to the applicable Eligible Employees, at the Administrator’s sole discretion.

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